EXHIBIT 15

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Commissioners:

We are aware that our reports dated April 18, 2005, July 18, 2005, except as to Note 2, for which the date is August 2, 2005, and October 18, 2005 on our reviews of interim consolidated financial information of 3M Company and its Subsidiaries (the Company) for the three-month periods ended March 31, 2005 and 2004, the three- and six-month periods ended June 30, 2005 and 2004 and the three- and nine-month periods ended September 30, 2005 and 2004, and included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, respectively, are incorporated by reference in the Company’s Registration Statement on Form S-8, for the registration of $100,000,000 of deferred compensation obligations under the 3M Company Deferred Compensation Plan.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
December 2, 2005